EXHIBIT 99.1
Contact: Katie Reinsmidt, Senior Vice President - Investor Relations/Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS
THIRD QUARTER 2013 RESULTS

•	Portfolio occupancy at September 30, 2013, increased 80 basis points to 93.8% from 93.0% for the prior-year period.

•	Average gross rent per square foot for stabilized mall leases signed in the third quarter of 2013 increased 12.8% over the prior gross rent per square foot.

•
Same-store sales increased 0.9% to $358 per square foot for mall tenants 10,000 square feet or less for stabilized malls for the rolling twelve months ended September 30, 2013, compared with the prior-year period.

•
Same-center NOI increased 1.6% for the nine months ended September 30, 2013 over the prior-year period, excluding lease termination fees and a one-time bankruptcy settlement included in the prior-year period.

CHATTANOOGA, Tenn. (November 5, 2013) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the third quarter ended September 30, 2013. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Funds from Operations ("FFO") per diluted share	$0.56	$0.54	$1.60	$1.55
FFO, as adjusted, per diluted share	$0.52	$0.54	$1.60	$1.55

“Increased occupancy, double-digit leasing spreads and strong FFO were the highlights of our third quarter as retailers continued to expand in our portfolio of market dominant malls,” noted Stephen Lebovitz, CBL’s president and chief executive officer. “The limited new supply in our markets and high rate of occupancy in our malls will enable us to offset the industry-wide slowdown in retail sales performance this quarter. Despite lower percentage rents and one-time items impacting our NOI results for the quarter, we remain on pace for our projected growth in NOI and FFO for the year.

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CBL Reports Third Quarter 2013 Results

November 5, 2013

“We made tremendous progress on our balance sheet strategy this quarter. Most significantly, we fully retired the Westfield preferred units on a leverage neutral basis with $210 million of equity raised earlier in the year through our ATM program and $220 million of portfolio-enhancing dispositions. This clearly demonstrates our ongoing ability to source capital on attractive terms. Our balance sheet is now straightforward and strong. By maintaining a proactive asset recycling program, we will generate additional liquidity to fund our new growth initiatives as well as continue to improve the quality of our portfolio.”

FFO, as adjusted, excludes a partial litigation settlement received in August 2013 of $8,240,000 included in Interest and Other Income in the third quarter of 2013. The partial settlement is related to a lawsuit filed by the Company seeking recovery of alleged property and related damages occurring at The Promenade in D'Iberville, Mississippi.

FFO allocable to common shareholders, as adjusted, for the third quarter of 2013 was $87,290,000, or $0.52 per diluted share, compared with $84,808,000, or $0.54 per diluted share, for the third quarter of 2012. FFO of the operating partnership, as adjusted, for the third quarter of 2013 was $102,465,000, compared with $101,652,000, for the third quarter of 2012. The decline in FFO per share in the quarter was primarily the result of the $0.02 per diluted share impact of the 8.4 million shares issued year-to-date through the ATM program and a $0.02 per diluted share impact from the sale of properties including the write-off of straight line rents receivable.

Net income attributable to common shareholders for the third quarter of 2013 was $23,101,000, or $0.14 per diluted share, compared with a net loss of $2,520,000, or a net loss of $0.02 per diluted share for the third quarter of 2012.

HIGHLIGHTS

▪
Portfolio same-center NOI for the nine months ended September 30, 2013, increased 1.6% over the prior year period, excluding lease termination fees and a one-time bankruptcy settlement of $1.2 million received in the prior year period.

▪
Portfolio same-center NOI for the quarter ended September 30, 2013, increased 0.8% compared with an increase of 1.2% for the prior-year period, excluding lease termination fees. Results were negatively impacted by the following items:

*	Lower percentage rent of approximately $0.3 million due to lower sales for the nine months ended September 30, 2013, as compared with the prior year period.

*
A decline of $1.2 million in real estate tax reimbursement revenue. The decline in real estate tax reimbursement revenue was primarily the result of the timing of adjustments to reflect actual billings and current estimates.

*	A decline in straight line rents and net amortization of acquired above and below market leases of $1.0 million.

▪
Portfolio same-center NOI for the quarter ended September 30, 2013, increased 1.4% over the prior year period, excluding the impact of lease termination fees, non-cash straight line rents and net amortization of above and below market leases.

▪	Average gross rent per square foot for stabilized mall leases signed during the third quarter of 2013 for tenants 10,000 square feet or less increased 12.8% over the prior gross rent per square foot.

▪
Same-store sales per square foot for mall tenants 10,000 square feet or less for stabilized malls for the rolling twelve months ended September 30, 2013, increased 0.9% to $358 per square foot compared with $355 per square foot in the prior-year period. Year-to-date same-store sales per square foot for mall tenants 10,000 square feet or less for stabilized malls declined 0.6%.

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CBL Reports Third Quarter 2013 Results

November 5, 2013

HIGHLIGHTS CONTINUED

▪
The Company’s share of consolidated and unconsolidated variable rate debt of $1,482,986,000, as of September 30, 2013, represented 14.8% of the total market capitalization for the Company, compared with 10.0% as of September 30, 2012, and 26.5% of the Company's share of total consolidated and unconsolidated debt, compared with 18.6% as of September 30, 2012.

▪	Debt-to-total market capitalization was 55.7% as of September 30, 2013, compared with 54.0% as of September 30, 2012.

▪
The ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to interest expense was 2.9 times for the third quarter of 2013, compared with 2.6 times for the third quarter of 2012.

PORTFOLIO OCCUPANCY

	September 30,
	2013	2012
Portfolio occupancy	93.8%	93.0%
Mall portfolio	93.5%	93.1%
Stabilized malls	93.4%	93.0%
Non-stabilized malls (1)	97.1%	100.0%
Associated centers	94.6%	94.0%
Community centers	96.1%	91.5%
(1) Non-stabilized malls category includes The Outlet Shoppes at Oklahoma City and The Outlet Shoppes at Atlanta as of September 30, 2013. Category includes The Outlet Shoppes at Oklahoma City as of September 30, 2012.

DISPOSITION ACTIVITY
During the third quarter, CBL closed on the sale of three malls and three related associated centers in a portfolio transaction for a gross sales price of $176.0 million in cash. The properties were Georgia Square Mall and Georgia Square Plaza in Athens, GA; Panama City Mall and The Shoppes at Panama City in Panama City, FL; and RiverGate Mall and Village at RiverGate in Nashville, TN. The properties were purchased by an offshore investor with an Atlanta-based partner, Hendon Properties, who will also lease and manage the malls.

FINANCING ACTIVITY
In July, CBL closed on a $400 million unsecured term loan with a term of five years. Based on the Company’s current credit ratings, the loan has a floating interest rate of 150 basis points over LIBOR.

In October, CBL closed on a new $80.0 million loan secured by The Outlet Shoppes at Atlanta, its 75/25 joint venture with Horizon Group Properties, located in Atlanta (Woodstock), GA. The new 10-year non-recourse loan bears interest at a fixed rate of 4.9%. Proceeds from the loan were primarily used to repay a $53.2 million recourse construction loan and to reduce outstanding balances on the Company’s unsecured credit facilities.

CAPITAL MARKETS ACTIVITY
During the third quarter of 2013, CBL completed the redemption of all outstanding perpetual preferred joint venture units of its joint venture, CW Joint Venture, LLC, (“CWJV”) with Westfield America Limited Partnership (“Westfield”). The units were redeemed for approximately $408.6 million (plus any accrued and unpaid preferred return). The preferred units were originally issued in 2007 as part of the acquisition of four malls in St. Louis, MO, by CWJV.

During the third quarter, CBL did not complete any sales under its At-The-Market (“ATM”) equity offering program. Year-to-date, CBL has sold 8.4 million shares generating net proceeds of $209.6 million through the ATM program. CBL has approximately $88.5 million available for issuance under the ATM program.

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CBL Reports Third Quarter 2013 Results

November 5, 2013

OUTLOOK AND GUIDANCE
Based on third quarter results, including the impact of dispositions completed during the quarter, the Company is providing 2013 FFO guidance in the range of $2.18 - $2.22 per share, after adjusting for the net impact of one-time items included in the third quarter 2013 results. The Company is also guiding to the low-to-mid-point of the previously issued same-center NOI growth range of 1.0% - 3.0%. The guidance assumes $2.0 million to $4.0 million of outparcel sales and a 25-50 basis point increase in year-end occupancy. The guidance excludes the impact of any future unannounced transactions.

	Low	High
Expected diluted earnings per common share	$0.44	$0.48
Adjust to fully converted shares from common shares	(0.06)	(0.07)
Expected earnings per diluted, fully converted common share	0.38	0.41
Add: depreciation and amortization	1.59	1.59
Add: loss on impairment	0.12	0.12
Add: noncontrolling interest in earnings of Operating Partnership	0.09	0.10
Expected FFO per diluted, fully converted common share	$2.18	$2.22

INVESTOR CONFERENCE CALL AND SIMULCAST
CBL & Associates Properties, Inc. will conduct a conference call at 11:00 a.m. ET on Wednesday, November 6, 2013, to discuss its third quarter results. The number to call for this interactive teleconference is (800) 736-4594 or (212) 231-2901. A replay of the conference call will be available through November 13, 2013, by dialing (800) 633-8284 or (402) 977-9140 and entering the confirmation number, 21646865. A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., third quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8312.

The Company will also provide an online web simulcast and rebroadcast of its 2013 third quarter earnings release conference call. The live broadcast of the quarterly conference call will be available online at cblproperties.com on Wednesday, November 6, 2013, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 156 properties, including 95 regional malls/open-air centers. The properties are located in 30 states and total 90.7 million square feet including 10.7 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES
Funds From Operations
FFO is a widely used measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of depreciable operating properties and impairment losses of depreciable properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. We define FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to its common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

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CBL Reports Third Quarter 2013 Results

November 5, 2013

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure. The Company presents both FFO of its operating partnership and FFO allocable to its common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the operating partnership. The Company believes FFO allocable to its common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income (loss) attributable to its common shareholders.

In the reconciliation of net income attributable to the Company's common shareholders to FFO allocable to its common shareholders, located in this earnings release, the Company makes an adjustment to add back noncontrolling interest in income (loss) of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to its common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

As described above, during the three and nine months ended September 30, 2013, the Company received income of $8.2 million as a partial settlement of ongoing litigation. Additionally, during the nine months ended September 30, 2013, the Company recorded $2.4 million of gain on investment and $9.1 million of loss on extinguishment of debt. Considering the significance and nature of these items, the Company believes that it is important to identify their impact on its FFO measures for a reader to have a complete understanding of the Company’s results of operations. Therefore, the Company has also presented adjusted FFO measures excluding these items.

Same-Center Net Operating Income
NOI is a supplemental measure of the operating performance of the Company's shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company's shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

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CBL Reports Third Quarter 2013 Results

November 5, 2013

Pro Rata Share of Debt
The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding noncontrolling interests' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity. A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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CBL Reports Third Quarter 2013 Results

November 5, 2013

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES:
Minimum rents	$167,703	$160,999	$498,632	$473,011
Percentage rents	2,797	3,152	9,847	8,183
Other rents	3,837	3,653	13,503	13,241
Tenant reimbursements	70,576	70,348	213,524	206,814
Management, development and leasing fees	3,118	3,139	9,042	7,574
Other	9,518	7,895	27,067	23,772
Total revenues	257,549	249,186	771,615	732,595
OPERATING EXPENSES:
Property operating	38,375	35,326	111,170	104,331
Depreciation and amortization	68,941	63,994	206,115	188,606
Real estate taxes	22,607	22,286	66,411	66,626
Maintenance and repairs	13,387	13,218	40,808	38,057
General and administrative	10,160	10,171	36,459	35,964
Loss on impairment	—	3,912	21,038	3,912
Other	6,371	5,871	21,217	19,188
Total operating expenses	159,841	154,778	503,218	456,684
Income from operations	97,708	94,408	268,397	275,911
Interest and other income	8,809	822	10,197	3,192
Interest expense	(56,341)	(61,768)	(173,374)	(181,593)
Gain (loss) on extinguishment of debt	—	178	(9,108)	178
Gain on sales of real estate assets	58	1,659	1,058	1,753
Gain on investment	—	—	2,400	—
Equity in earnings of unconsolidated affiliates	2,270	2,062	7,618	5,401
Income tax provision	(271)	(1,195)	(854)	(1,234)
Income from continuing operations	52,233	36,166	106,334	103,608
Operating loss from discontinued operations	(8,346)	(23,762)	(5,195)	(16,155)
Gain on discontinued operations	290	88	1,162	983
Net income	44,177	12,492	102,301	88,436
Net (income) loss attributable to noncontrolling interests in:
Operating partnership	(4,075)	1,776	(7,602)	(7,783)
Other consolidated subsidiaries	(5,778)	(6,194)	(18,338)	(17,139)
Net income attributable to the Company	34,324	8,074	76,361	63,514
Preferred dividends	(11,223)	(10,594)	(33,669)	(31,782)
Net income (loss) attributable to common shareholders	$23,101	$(2,520)	$42,692	$31,732

Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.18	$0.11	$0.28	$0.29
Discontinued operations	(0.04)	(0.13)	(0.02)	(0.08)
Net income (loss) attributable to common shareholders	$0.14	$(0.02)	$0.26	$0.21
Weighted-average common shares outstanding	169,906	158,689	166,048	152,721

Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.18	$0.11	$0.28	$0.29
Discontinued operations	(0.04)	(0.13)	(0.02)	(0.08)
Net income (loss) attributable to common shareholders	$0.14	$(0.02)	$0.26	$0.21
Weighted average common and potential dilutive common shares outstanding	169,906	158,731	166,048	152,765

Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$29,965	$17,233	$46,116	$43,916
Discontinued operations	(6,864)	(19,753)	(3,424)	(12,184)
Net income attributable (loss) to common shareholders	$23,101	$(2,520)	$42,692	$31,732

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CBL Reports Third Quarter 2013 Results

November 5, 2013

The Company's calculation of FFO allocable to its shareholders is as follows:
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss) attributable to common shareholders	$23,101	$(2,520)	$42,692	$31,732
Noncontrolling interest in income (loss) of operating partnership	4,075	(1,776)	7,602	7,783
Depreciation and amortization expense of:
Consolidated properties	68,941	63,994	206,115	188,606
Unconsolidated affiliates	9,877	10,828	29,748	32,877
Discontinued operations	1,634	3,306	6,638	10,093
Non-real estate assets	(572)	(478)	(1,530)	(1,366)
Noncontrolling interests' share of depreciation and amortization	(1,403)	(1,208)	(4,292)	(3,537)
Loss on impairment, net of tax benefit	5,234	29,773	26,051	29,969
Gain on depreciable property	(8)	—	(10)	(493)
Gain on discontinued operations, net of taxes	(174)	(89)	(714)	(644)
Funds from operations of the operating partnership	110,705	101,830	312,300	295,020
Litigation settlement	(8,240)	—	(8,240)	—
Gain on investment	—	—	(2,400)	—
(Gain) loss on extinguishment of debt	—	(178)	9,108	(178)
Funds from operations of the operating partnership, as adjusted	$102,465	$101,652	$310,768	$294,842

Funds from operations per diluted share	$0.56	$0.54	$1.60	$1.55
Litigation settlement	(0.04)	—	(0.04)	—
Gain on investment	—	—	(0.01)	—
(Gain) loss on extinguishment of debt	—	—	0.05	—
Funds from operations, as adjusted, per diluted share	$0.52	$0.54	$1.60	$1.55

Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	199,451	190,236	195,594	190,226

Reconciliation of FFO of the operating partnership to FFO allocable to common shareholders:
Funds from operations of the operating partnership	$110,705	$101,830	$312,300	$295,020
Percentage allocable to common shareholders (1)	85.19%	83.43%	84.89%	80.30%
Funds from operations allocable to common shareholders	$94,310	$84,957	$265,111	$236,901

Funds from operations of the operating partnership, as adjusted	$102,465	$101,652	$310,768	$294,842
Percentage allocable to common shareholders (1)	85.19%	83.43%	84.89%	80.30%
Funds from operations allocable to common shareholders, as adjusted	$87,290	$84,808	$263,811	$236,758

(1) Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period. See the reconciliation of shares and operating partnership units outstanding on page 11.

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CBL Reports Third Quarter 2013 Results

November 5, 2013

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

SUPPLEMENTAL FFO INFORMATION:
Lease termination fees	$887	$815	$3,425	$2,973
Lease termination fees per share	$—	$—	$0.02	$0.02

Straight-line rental income	$(2,755)	$2,181	$81	$4,403
Straight-line rental income per share	$(0.01)	$0.01	$—	$0.02

Gains on outparcel sales	$35	$2,275	$1,035	$5,128
Gains on outparcel sales per share	$—	$0.01	$0.01	$0.03

Net amortization of acquired above- and below-market leases	$642	$795	$1,271	$1,575
Net amortization of acquired above- and below-market leases per share	$—	$—	$0.01	$0.01

Net amortization of debt premiums (discounts)	$639	$652	$1,715	$1,707
Net amortization of debt premiums (discounts) per share	$—	$—	$0.01	$0.01

Income tax provision	$(271)	$(1,195)	$(854)	$(1,234)
Income tax provision per share	$—	$(0.01)	$—	$(0.01)

Loss on impairment from continuing operations	$—	$(3,912)	$(21,038)	$(3,912)
Loss on impairment from continuing operations per share	$—	$(0.02)	$(0.11)	$(0.02)

Loss on impairment from discontinued operations	$(5,234)	$(26,208)	$(5,234)	$(26,501)
Loss on impairment from discontinued operations per share	$(0.03)	$(0.14)	$(0.03)	$(0.14)

Gain (loss) on extinguishment of debt from continuing operations	$—	$178	$(9,108)	$178
Gain (loss) on extinguishment of debt from continuing operations per share	$—	$—	$(0.05)	$—

Gain on investment	$—	$—	$2,400	$—
Gain on investment per share	$—	$—	$0.01	$—

Litigation settlement	$8,240	$—	$8,240	$—
Litigation settlement per share	$0.04	$—	$0.04	$—

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CBL Reports Third Quarter 2013 Results

November 5, 2013

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income attributable to the Company	$34,324	$8,074	$76,361	$63,514
Adjustments:
Depreciation and amortization	68,941	63,994	206,115	188,606
Depreciation and amortization from unconsolidated affiliates	9,877	10,828	29,748	32,877
Depreciation and amortization from discontinued operations	1,634	3,306	6,638	10,093
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(1,403)	(1,208)	(4,292)	(3,537)
Interest expense	56,341	61,768	173,374	181,593
Interest expense from unconsolidated affiliates	9,840	11,022	29,677	33,289
Interest expense from discontinued operations	—	665	1	2,302
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(1,076)	(1,014)	(3,029)	(2,476)
Abandoned projects expense	140	8	141	(115)
Gain on sales of real estate assets	(58)	(1,659)	(1,058)	(1,753)
Gain on sales of real estate assets from discontinued operations	—	—	—	(3,036)
Gain on sales of real estate assets of unconsolidated affiliates	(11)	(636)	(11)	(851)
Gain on investment	—	—	(2,400)	—
(Gain) loss on extinguishment of debt	—	(178)	9,108	(178)
Loss on impairment	—	3,912	21,038	3,912
Loss on impairment from discontinued operations	5,234	26,208	5,234	26,501
Income tax provision	271	1,195	854	1,234
Net income (loss) attributable to noncontrolling interest in earnings of operating partnership	4,075	(1,776)	7,602	7,783
Gain on discontinued operations	(290)	(88)	(1,162)	(983)
Operating partnership's share of total NOI	187,839	184,421	553,939	538,775
General and administrative expenses	10,160	10,171	36,459	35,964
Management fees and non-property level revenues	(6,272)	(6,775)	(21,956)	(19,038)
Operating partnership's share of property NOI	191,727	187,817	568,442	555,701
Non-comparable NOI	(17,632)	(15,216)	(44,392)	(39,283)
Total same-center NOI	$174,095	$172,601	$524,050	$516,418
Total same-center NOI percentage change	0.9%		1.5%

Total same-center NOI	$174,095	$172,601	$524,050	$516,418
Less lease termination fees	(799)	(751)	(3,168)	(2,378)
Total same-center NOI, excluding lease termination fees	$173,296	$171,850	$520,882	$514,040

Malls	$154,563	$155,428	$467,322	$465,120
Associated centers	8,046	8,269	24,623	24,584
Community centers	5,457	4,241	14,348	12,384
Offices and other	5,230	3,912	14,589	11,952
Total same-center NOI, excluding lease termination fees	$173,296	$171,850	$520,882	$514,040

Percentage Change:
Malls *	(0.6)%		0.5%
Associated centers	(2.7)%		0.2%
Community centers	28.7%		15.9%
Offices and other	33.7%		22.1%
Total same-center NOI, excluding lease termination fees *	0.8%		1.3%

* Same-Center NOI for the nine months ended September 30, 2012, included a one-time bankruptcy settlement of $1.2 million. Excluding the settlement, the increase in same-center mall NOI for the nine months ended September 30, 2013 was 0.7%. Excluding the settlement, the change in total same-center NOI for the nine months ended September 30, 2013 was 1.6%.

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CBL Reports Third Quarter 2013 Results

November 5, 2013

Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

	As of September 30, 2013
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,517,089	$1,350,628	$4,867,717
Noncontrolling interests' share of consolidated debt	(67,828)	(5,684)	(73,512)
Company's share of unconsolidated affiliates' debt	655,340	138,042	793,382
Company's share of consolidated and unconsolidated debt	$4,104,601	$1,482,986	$5,587,587
Weighted average interest rate	5.52%	2.01%	4.59%

	As of September 30, 2012
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,822,271	$879,119	$4,701,390
Noncontrolling interests' share of consolidated debt	(70,585)	—	(70,585)
Company's share of unconsolidated affiliates' debt	670,282	129,696	799,978
Company's share of consolidated and unconsolidated debt	$4,421,968	$1,008,815	$5,430,783
Weighted average interest rate	5.47%	2.47%	4.91%

Debt-To-Total-Market Capitalization Ratio as of September 30, 2013
(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	199,451	$19.10	$3,809,514
7.375% Series D Cumulative Redeemable Preferred Stock	1,815	250.00	453,750
6.625% Series E Cumulative Redeemable Preferred Stock	690	250.00	172,500
Total market equity			4,435,764
Company's share of total debt			5,587,587
Total market capitalization			$10,023,351
Debt-to-total-market capitalization ratio			55.7%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on September 30, 2013. The stock prices for the preferred stocks represent the liquidation preference of each respective series.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
2013:	Basic	Diluted	Basic	Diluted
Weighted average shares - EPS	169,906	169,906	166,048	166,048
Weighted average operating partnership units	29,545	29,545	29,546	29,546
Weighted average shares- FFO	199,451	199,451	195,594	195,594

2012:
Weighted average shares - EPS	158,689	158,731	152,721	152,765
Weighted average operating partnership units	31,506	31,505	37,461	37,461
Weighted average shares- FFO	190,195	190,236	190,182	190,226

Dividend Payout Ratio

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Weighted average cash dividend per share	$0.23838	$0.22896	$0.7154	$0.68688
FFO as adjusted, per diluted fully converted share	$0.52	$0.54	$1.60	$1.55
Dividend payout ratio	45.8%	42.4%	44.7%	44.3%

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CBL Reports Third Quarter 2013 Results

November 5, 2013

Consolidated Balance Sheets
(Unaudited; in thousands, except share data)

	As of
	September 30, 2013	December 31, 2012
ASSETS
Real estate assets:
Land	$882,723	$905,339
Buildings and improvements	7,100,354	7,228,293
	7,983,077	8,133,632
Accumulated depreciation	(2,017,610)	(1,972,031)
	5,965,467	6,161,601
Held for sale	—	29,425
Developments in progress	161,841	137,956
Net investment in real estate assets	6,127,308	6,328,982
Cash and cash equivalents	74,588	78,248
Receivables:
Tenant, net of allowance for doubtful accounts of $2,204 and $1,977 in 2013 and 2012, respectively	77,914	78,963
Other, net of allowance for doubtful accounts of $1,283 and $1,270 in 2013 and 2012, respectively	20,696	8,467
Mortgage and other notes receivable	24,976	25,967
Investments in unconsolidated affiliates	279,666	259,810
Intangible lease assets and other assets	261,517	309,299
	$6,866,665	$7,089,736

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other indebtedness	$4,867,717	$4,745,683
Accounts payable and accrued liabilities	348,237	358,874
Total liabilities	5,215,954	5,104,557
Commitments and contingencies
Redeemable noncontrolling interests:
Redeemable noncontrolling partnership interests	37,170	40,248
Redeemable noncontrolling preferred joint venture interest	—	423,834
Total redeemable noncontrolling interests	37,170	464,082
Shareholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized:
7.375% Series D Cumulative Redeemable Preferred Stock, 1,815,000 shares outstanding	18	18
6.625% Series E Cumulative Redeemable Preferred Stock, 690,000 shares outstanding	7	7
Common stock, $.01 par value, 350,000,000 shares authorized, 169,905,892 and 161,309,652 issued and outstanding in 2013 and 2012, respectively	1,699	1,613
Additional paid-in capital	1,967,067	1,773,630
Accumulated other comprehensive income	6,466	6,986
Dividends in excess of cumulative earnings	(526,739)	(453,561)
Total shareholders' equity	1,448,518	1,328,693
Noncontrolling interests	165,023	192,404
Total equity	1,613,541	1,521,097
	$6,866,665	$7,089,736

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